                                                              Exhibit 99.1

                                                       1105 North Market Street
                                                              Suite 1230
                                                      Wilmington, Delaware 19801
                                                          www.delphifin.com
[DELPHI FINANCIAL GROUP, INC LOGO]

PRESS RELEASE

Contact:  Bernard J. Kilkelly                      FOR IMMEDIATE RELEASE
          Vice President, Investor Relations       10/21/2003
Phone:    212-303-4349
E-mail:   bernie-kilkelly@dlfi.com


      DELPHI FINANCIAL ANNOUNCES THIRD QUARTER 2003 OPERATING EPS OF $1.07
                        AND NET INCOME PER SHARE OF $1.16

Wilmington, Delaware - October 21, 2003 - Delphi Financial Group, Inc. (NYSE:
DFG) announced today that net income in the third quarter of 2003 was $24.9 million, or $1.16 per share, compared with net income in the third quarter of 2002 of $12.8 million, or $0.60 per share. Net income in the 2003 third quarter included after-tax net realized investment gains of $2.1 million, or $0.09 per share, compared with after-tax realized investment losses of $7.0 million, or $0.33 per share, in the 2002 third quarter. For the first nine months of 2003, net income was $72.1 million, or $3.39 per share, compared with net income in the first nine months of 2002 of $51.9 million, or $2.44 per share. Net income in the first nine months of 2003 included after-tax net realized investment gains of $5.1 million, or $0.24 per share, compared with after-tax realized investment losses and loss on extinguishment of debt of $7.0 million, or $0.33 per share, in the first nine months of 2002.

Operating earnings (1) in the third quarter of 2003 were $22.8 million, or $1.07 per share, a 15% increase over operating earnings of $19.8 million, or $0.93 per share, for third quarter 2002. Operating earnings for the first nine months of 2003 were $67.0 million, or $3.15 per share, an increase of 14% from $58.9 million, or $2.77 per share, in the first nine months of 2002.

Core group employee benefit premiums in the third quarter of 2003 rose 20% from the prior year's quarter, reaching $170.1 million. This growth was driven by a 43% increase in premiums from excess workers' compensation insurance for self-insured employers, the leading product of Delphi's Safety National subsidiary.

Delphi's net investment income in the third quarter of 2003 increased 14% to $46.2 million from $40.6 million in the prior year's quarter. This growth was driven by a 15% increase in invested assets, which rose to $3.2 billion at September 30, 2003 from $2.8 billion at September 30, 2002. The pre-tax equivalent yield on the Company's investment portfolio in the third quarter of 2003 was 6.1% based on average invested assets of $3.1 billion. Book value per share at September 30, 2003 increased to $36.72 from $32.75 at December 31, 2002.

Robert Rosenkranz, Chairman and Chief Executive Officer, commented, "Our third quarter results demonstrate the continued strength of the hard market in excess workers' compensation, which we expect will continue for some time. Ongoing price increases for primary workers' compensation insurance are driving more and more companies to self-insure, which fuels greater demand for Safety's excess coverage.

                                                                   Exhibit 99.1

DELPHI FINANCIAL REPORTS THIRD QUARTER 2003 OPERATING EPS OF $1.07        PAGE 2


At Reliance Standard, we benefited from strength in the small case market, where we've seen increased proposal activity, while at the same time maintaining our focus on pricing and underwriting discipline."

Mr. Rosenkranz added, "Based on the continued favorable trends in our businesses, we remain very optimistic about our long-term growth prospects. We continue to expect to achieve operating earnings per share growth at a minimum rate of 12% for the remainder of 2003 and looking out to 2004."

On October 1, 2003, Delphi repaid in full $66.5 million of 10-year Senior Notes that matured on that date. Following the repayment, Delphi's corporate debt outstanding was reduced to $148.8 million, and the Company's corporate debt-to-capitalization ratio was reduced to 15%(2).

On October 22, 2003 at 11:00 AM (Eastern time), Delphi will broadcast the Company's third quarter 2003 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi's website for one week beginning at approximately 1:00 PM (Eastern time) on October 22, 2003. Investors can also download Delphi's third quarter 2003 statistical supplement from the Company's website at www.delphifin.com.

In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statement made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as "expect," "believe," "plan," "outlook," "goal" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi's control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi's business, such as the level of its insurance premiums and fee income, the claims experience and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi's investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims any obligation to update forward-looking information.

Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers' compensation, and travel accident. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

                                                                 Exhibit 99.1

DELPHI FINANCIAL REPORTS THIRD QUARTER 2003 OPERATING EPS OF $1.07        PAGE 3

(1) Operating earnings, which is a non-GAAP financial measure, consist of income from operations excluding after-tax realized investment gains and losses and an after-tax loss from extinguishment of debt, as applicable. After-tax net realized investment gains (losses) were $2.1 million and $(7.0) million, or $0.09 per share and $(0.33) per share, for the third quarter of 2003 and 2002, respectively, and $5.1 million and $(6.8) million, or $0.24 per share and $(0.32) per share, for the first nine months of 2003 and 2002, respectively. The after-tax loss from extinguishment of debt was $0.2 million, or $0.01 per share, for the first nine months of 2002. The Company believes that because realized investment gains and losses and gains and losses on extinguishment of debt arise from events that, to a significant extent, are within management's discretion and are not reflective of its ongoing earnings capacity, a measure excluding their impact is useful in analyzing the Company's operating trends. As to forward-looking statements contained in this press release regarding operating earnings, net income, which the Company believes to be the most directly comparable GAAP measure, is unavailable for the referenced future periods, since the amounts of any future realized investment gains and losses and gains and losses on extinguishment of debt are subject to future market and other conditions that cannot presently be predicted. All per share amounts are on a diluted basis.

(2) The corporate debt-to-capitalization ratio is calculated by dividing corporate debt by the sum of corporate debt, company-obligated mandatorily redeemable capital securities of subsidiaries and shareholders' equity.


                                -tables attached-

                          DELPHI FINANCIAL GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                 Three Months Ended              Nine Months Ended
                                                                 ------------------              -----------------
                                                               09/30/03       09/30/02        09/30/03       09/30/02
                                                               --------       --------        --------       --------
Revenue:
  Premium and fee income ...................................  $ 181,211      $ 152,780       $ 527,892      $ 465,955
  Net investment income ....................................     46,190         40,627         141,249        120,796
  Net realized investment gains (losses) ...................      3,170        (10,825)          7,849        (10,512)
  Loss on extinguishment of debt ...........................         --             --              --           (332)
                                                              ---------      ---------       ---------      ---------
                                                                230,571        182,582         676,990        575,907
                                                              ---------      ---------       ---------      ---------
Benefits and expenses:
  Benefits, claims and interest credited to policyholders ..    133,567        115,450         394,194        352,586
  Commissions and expenses .................................     54,525         46,601         165,062        139,504
                                                              ---------      ---------       ---------      ---------
                                                                188,092        162,051         559,256        492,090
                                                              ---------      ---------       ---------      ---------

    Operating income .......................................     42,479         20,531         117,734         83,817

Interest expense:
  Corporate debt ...........................................      4,809          2,115          10,613          6,873
  Dividends on capital securities ..........................      1,111            839           2,927          2,517
Income tax expense .........................................     11,667          4,784          32,114         22,548
                                                              ---------      ---------       ---------      ---------
    Net income .............................................  $  24,892      $  12,793       $  72,080      $  51,879
                                                              =========      =========       =========      =========


Basic results per share of common stock:

  Operating earnings (1) ...................................  $    1.10      $    0.95       $    3.22      $    2.84
  Net realized investment gains (losses), net of taxes .....       0.10          (0.33)           0.25          (0.33)
  Loss on extinguishment of debt, net of taxes .............         --             --              --          (0.01)
                                                              ---------      ---------       ---------      ---------
    Net income .............................................  $    1.20      $    0.62       $    3.47      $    2.50
                                                              =========      =========       =========      =========

  Weighted average shares outstanding ......................     20,787         20,767          20,771         20,728

Diluted results per share of common stock:

  Operating earnings (1) ...................................  $    1.07      $    0.93       $    3.15      $    2.77
  Net realized investment gains (losses), net of taxes .....       0.09          (0.33)           0.24          (0.32)
  Loss on extinguishment of debt, net of taxes .............         --             --              --          (0.01)
                                                              ---------      ---------       ---------      ---------
    Net income .............................................  $    1.16      $    0.60       $    3.39      $    2.44
                                                              =========      =========       =========      =========

  Weighted average shares outstanding ......................     21,403         21,279          21,287         21,251

Dividends paid per share of common stock ...................  $    0.08      $    0.07       $    0.24      $    0.21

(1) Operating earnings, which is a non-GAAP financial measure, consist of income from operations excluding after-tax realized investment gains and losses and an after-tax loss on extinguishment of debt, as applicable.

                          DELPHI FINANCIAL GROUP, INC.
                     SUMMARIZED CONSOLIDATED BALANCE SHEETS
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            09/30/03        12/31/02
                                                            --------        --------
Assets:
  Investments:
    Fixed maturity securities, available for sale          $2,720,974      $2,495,629
    Short-term investments                                    222,929         204,890
    Other investments                                         249,036         115,532
                                                           ----------      ----------
                                                            3,192,939       2,816,051

  Cash                                                         13,171          27,669
  Cost of business acquired                                   184,638         168,110
  Reinsurance receivables                                     404,066         392,659
  Goodwill                                                     93,929          93,929
  Other assets                                                192,057         163,371
  Assets held in separate account                              86,841          73,153
                                                           ----------      ----------
      Total assets                                         $4,167,641      $3,734,942
                                                           ==========      ==========

Liabilities and Shareholders' Equity:
  Policy liabilities and accruals                          $1,466,610      $1,371,214
  Policyholder account balances                               951,747         909,961
  Corporate debt                                              210,250         118,139
  Company-obligated mandatorily redeemable securities
    of subsidiaries                                            56,050          36,050
  Other liabilities and policyholder funds                    642,583         554,890
  Liabilities related to separate account                      74,454          63,033
                                                           ----------      ----------
      Total liabilities                                     3,401,694       3,053,287

Shareholders' equity                                          765,947         681,655
                                                           ----------      ----------
      Total liabilities and shareholders' equity           $4,167,641      $3,734,942
                                                           ==========      ==========

Diluted book value per share of common stock               $    36.72      $    32.75

Diluted book value per share of common stock before
  accumulated other comprehensive income (2)               $    34.66      $    31.47

(2) Diluted book value per share of common stock before accumulated other comprehensive income, which is a non-GAAP financial measure, is based on shareholders' equity excluding the effect of accumulated other comprehensive income, which was $48.3 million, or $2.06 per share, and $30.0 million, or $1.28 per share, at September 30, 2003 and December 31, 2002, respectively. The Company believes that, because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP, this non-GAAP financial measure provides useful supplemental information.